Exhibit 2

AGREEMENT AND PLAN OF MERGER
among
AMERICAN FINANCIAL GROUP, INC.,
GREAT AMERICAN FINANCIAL RESOURCES, INC.
and
GAFRI ACQUISITION CORP.
Dated as of May 17, 2007

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of May 17, 2007 (this “Agreement”), among American Financial Group, Inc., an Ohio corporation (“Parent”), Great American Financial Resources, Inc., a Delaware corporation (“GAFRI”), and GAFRI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“GAC”) (GAFRI and GAC being hereinafter collectively referred to as the “Constituent Corporations”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of GAFRI (the “GAFRI Board”), upon the approval and recommendation of its Special Committee, has (i) declared that the merger of GAC with and into GAFRI (the “Merger”), with GAFRI being the surviving corporation (in this capacity, the “Surviving Corporation”), is advisable, (ii) determined that the Merger is fair to, and in the best interests of, GAFRI and its stockholders (other than Parent and its Affiliates), (iii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), and (iv) resolved to recommend the approval of the Merger and the adoption of this Agreement by the stockholders of GAFRI.
     WHEREAS, the respective Boards of Directors of Parent and GAC have each approved and adopted this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein; and
     WHEREAS, Parent, concurrently with the execution and delivery of this Agreement, is approving this Agreement and the Transactions, including the Merger, as the sole stockholder of GAC, upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both singular and plural forms. Any agreement referred to below means such agreement as amended, supplemented or modified from time to time in accordance with its terms to the extent permitted by the applicable provisions of this Agreement.
     “Acquiror Entities” has the meaning set forth in the first sentence of Article V.
     “Acquiror Entity Material Adverse Effect” means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, is material and adverse to the financial condition, business operations, prospects or results of operations of the Acquiror Entities, taken as a whole, or could be reasonably expected to adversely affect the ability of any Acquiror Entity to consummate the Merger or other Transactions; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been an “Acquiror Entity Material Adverse Effect”: (i) the announcement of the execution of this

Agreement, actions contemplated by this Agreement or the performance of obligations under this Agreement (in each case, including any reduction in premiums or sales, any disruption in supplier, distributor, partner, agent or similar relationships or any loss of employees), (ii) factors affecting the economy or financial markets as a whole, (iii) the suspension of trading in securities generally on the New York Stock Exchange or the NASDAQ Global Market, and (iv) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.
     “Acquisition Proposal” means any offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving GAFRI or the acquisition or purchase of 10% or more of any class of equity securities of GAFRI or any of its Material Subsidiaries then outstanding, or any tender offer (including self-tenders) or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity securities of GAFRI or any of its Material Subsidiaries, or a substantial portion of the assets of, GAFRI or any of its Material Subsidiaries, taken as a whole, other than the Transactions.
     “Affiliate” has the meaning as defined in Rule 12b-2 under the Exchange Act.
     “Agreement” means this Agreement and Plan of Merger among Parent, GAC and GAFRI.
     “Applicable Law” means any federal, state, local, municipal or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, rule, regulation, ruling or requirement or legally binding policies or guidelines issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
     “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in the City of Cincinnati, Ohio, are authorized or obligated by law or executive order to close, and the term “day” when not immediately preceded by the word “business” shall mean a calendar day.
     “Certificate” has the meaning set forth in Section 3.7.
     “Certificate of Merger” has the meaning set forth in Section 2.3.
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Constituent Corporations” has the meaning set forth in the introductory paragraph of this Agreement.
     “Contract” means any written or oral, agreement, contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order,

license, sublicense, insurance policy, or other legally binding instrument, obligation or commitment or undertaking of any nature.
     “DGCL” has the meaning set forth in Section 2.1.
     “Dissenting Shares” has the meaning set forth in Section 3.10(a).
     “Effective Time” has the meaning set forth in Section 2.3.
     “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or legally binding agency requirement relating to: (i) the regulation, protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “GAAP” means United States generally accepted accounting principles.
     “GAC” has the meaning set forth in the introductory paragraph of this Agreement.
     “GAC Bylaws” has the meaning set forth in Section 3.3.
     “GAC Certificate of Incorporation” has the meaning set forth in Section 3.2.
     “GAFRI” has the meaning set forth in the introductory paragraph of this Agreement.
     “GAFRI Board” has the meaning set forth in the first recital of this Agreement.
     “GAFRI Bylaws” has the meaning set forth in Section 4.1.
     “GAFRI Certificate of Incorporation” has the meaning set forth in Section 4.1.
     “GAFRI Common Stock” has the meaning set forth in Section 2.1.
     “GAFRI Disclosure Schedule” means any disclosure schedule delivered by GAFRI to Parent dated the date hereof, which disclosure schedule relates to this Agreement and is designated therein as the GAFRI Disclosure Schedule.
     “GAFRI Material Adverse Effect” means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, is material and adverse to the financial condition, business operations, prospects or results of operations of GAFRI and its Subsidiaries, taken as a whole, or could reasonably be expected to adversely affect the ability of GAFRI to consummate the Merger or other Transactions; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “GAFRI Material Adverse Effect”: (i) the announcement of the execution of this Agreement, actions contemplated by this Agreement or the performance of obligations under this Agreement (in each case, including any reduction in premiums or sales, any disruption in supplier, distributor, agent or partner or similar relationships or any loss of employees), (ii) factors affecting the economy or financial markets as a whole, (iii) the suspension of trading in securities generally on the New York Stock Exchange or the NASDAQ Global Market, and (iv) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.
     “GAFRI SEC Documents” has the meaning set forth in Section 4.7.
     “GAFRI Stockholder Approval” has the meaning set forth in Section 4.2(c).
     “Governmental Entity” means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.
     “Hazardous Substance” means (i) any substance that is listed, classified, regulated or for which liability is imposed pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon and (iii) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.
     “Holder” has the meaning set forth in Section 3.9(a).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indemnitees” has the meaning set forth in Section 6.4(a).
     “Insurance Regulatory Authority” shall mean, with respect to any Subsidiary that is an insurance company, the Governmental Entity of such Subsidiary’s state of domicile with which such Subsidiary is required to file its annual financial statement prepared in accordance with SAP.
     “Intellectual Property Rights” has the meaning set forth in Section 4.15.
     “IRS” means the Internal Revenue Service.
     “Knowledge” means the actual knowledge after reasonable inquiry of the executive officers of GAFRI or the executive officers of Parent and GAC, as the case may be.
     “Liens” means, with respect to any asset, mortgages, deeds of trust, pledges, charges, security interests, liens, title retention devices, conditional sales or other security arrangements, collateral assignments, claims, charges, adverse claims of title, ownership or right to use, easements, servitudes, restrictive covenants, options, rights of first refusal, restrictions or other encumbrances of any kind or nature whatsoever in respect of such asset (including any restriction on (1) the voting of any security or the transfer of any security or other asset, (2) the receipt of any income derived from any asset, (3) the use of any asset, and (4) the possession, exercise or transfer of any other attribute of ownership of any asset), in each case except for such restrictions of general application under the Securities Act and state “blue sky” laws.
     “Material Subsidiary” means any Subsidiary whose consolidated revenues, net income or assets constitute 10% or more of the revenues, net income or assets of GAFRI and its Subsidiaries, taken as a whole.
     “Merger” has the meaning set forth in the first recital of this Agreement.
     “Merger Consideration” has the meaning set forth in Section 3.7.
     “Parent” has the meaning set forth in the introductory paragraph of this Agreement.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, joint venture, or any other non-governmental entity or any governmental or regulatory authority or body.
     “Plans” has the meaning set forth in Section 4.13(a).
     “Proxy Statement” has the meaning set forth in Section 6.2(b).
     “Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, each as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (x) foreign investment, (y) foreign exchange or currency controls or (z) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
     “SAP” means statutory accounting principles prescribed or permitted by the respective state of domicile for each GAFRI Subsidiary that is an insurance company.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Special Committee” means the Special Committee of the GAFRI Board formed for the purpose of considering Parent’s proposal to acquire all capital stock of GAFRI not owned by Parent as contemplated by the Merger.
     “Special Meeting” has the meaning set forth in Section 6.2(a).
     “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
     “Surviving Corporation” has the meaning set forth in the first recital of this Agreement.

     “Tax” and “Taxes” means: (i) any and all federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
     “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.
     “Termination Date” has the meaning set forth in Section 8.1(b).
     “Third Party” means any Person or group of Persons (other than GAFRI and its Affiliates or Parent and its Affiliates).
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), GAC shall merge with and into GAFRI at the Effective Time and the separate corporate existence of GAC shall thereupon cease. Following the Effective Time, GAFRI, as the Surviving Corporation, shall succeed to and assume all of the rights and obligations of GAC and GAFRI in accordance with the DGCL and Section 3.1 of this Agreement.
     Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at a time and date to be specified by the parties to this Agreement, which shall be no later than the thirty (30) Business Day after satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver (subject to Applicable Law) of those conditions), at the offices of Keating Muething & Klekamp PLL, Suite 1400, One East Fourth Street, Cincinnati, Ohio, 45202, unless another time, date or place is agreed to by the parties hereto (the “Closing Date”).
     Section 2.3 Effective Time. The Merger shall become effective at the close of business on the date when the Certificate of Merger relating to the Merger, in such form and as required by and executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), or at such later date and time as the Constituent Corporations shall, by written agreement, specify in the Certificate of Merger. When used in this Agreement, the term “Effective Time” means the later of the close of business on the date on which the Certificate of Merger is duly filed with the

Secretary of State of the State of Delaware, or such later date and time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver (subject to Applicable Law) of the conditions to the Merger set forth in Article VII.
ARTICLE III
EFFECTS OF THE MERGER
     Section 3.1 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the assets, property, rights, privileges, powers and franchises of GAC and GAFRI shall vest in the Surviving Corporation, and all debts, liabilities, restrictions and duties of GAC and GAFRI shall become the debts, liabilities, restrictions and duties of the Surviving Corporation.
     Section 3.2 Certificate of Incorporation. The Certificate of Incorporation of GAC (the “GAC Certificate of Incorporation”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law.
     Section 3.3 Bylaws. The Bylaws of GAC (the “GAC Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, by Applicable Law or the Certificate of Incorporation of the Surviving Corporation.
     Section 3.4 Officers. From and after the Effective Time, the officers of GAC immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected, as the case may be.
     Section 3.5 Directors. From and after the Effective Time, the directors of the Surviving Corporation shall be the following persons until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be: S. Craig Lindner, Charles R. Scheper and Mark F. Muething.
     Section 3.6 Conversion of Treasury Stock and Parent Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of GAFRI Common Stock that is held, directly or indirectly, by GAFRI shall automatically be converted into and become a validly issued and outstanding share of common stock of the Surviving Corporation, and (ii) each issued and outstanding share of GAFRI Common Stock that is owned by Parent, any Subsidiary of Parent or GAC shall automatically be converted into and become a validly issued and outstanding share of common stock of the Surviving Corporation.
     Section 3.7 Conversion of GAFRI Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of GAFRI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be converted in accordance with Section 3.6 and Dissenting Shares) shall be converted into the right to receive $24.50 in cash (the “Per Share Merger Consideration” and the aggregate of all Per Share Merger Consideration in respect of all GAFRI Common Stock entitled thereto, the “Merger Consideration”). As of the Effective Time, all such shares of GAFRI Common

Stock shall no longer remain outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of GAFRI Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive an amount of cash equal to the Per Share Merger Consideration multiplied by the number of shares of GAFRI Common Stock formerly represented by such Certificate or Certificates, to be paid in consideration therefor upon surrender, or surrender, notation and return of such Certificate in accordance with Section 3.9, without interest or dividends.
     Section 3.8 Option Consideration.
     (a) At or prior to the Effective Time, GAFRI shall take (or shall have caused to have been taken) all actions necessary to terminate, as of the Effective Time, its employee stock option plans, on the terms and subject to the conditions set forth in this Agreement, and to extinguish all rights of grantees or optionees under such stock option plans for cash payments by GAFRI to each optionee in respect of vested employee stock options in an amount equal to the positive number difference, less applicable Taxes, between the Per Share Merger Consideration and option exercise paid multiplied by the number of shares of GAFRI Common Stock formerly subject to an option (“Option Payment Amount”). For the avoidance of doubt, at the Effective Time, each Company option that is vested at the Effective Time in which the Per Share Merger Consideration is equal to or less than the exercise price per share under such Company option shall be terminated and be of no further effect. For options vested at the Effective Time, such payments shall be made as soon as practicable after the Effective Time. So long as a holder of an option is an employee of GAFRI, Parent or any subsidiary of either of them at the vesting dates (as set forth in a GAFRI employee stock option plan or document evidencing a grant of an employee stock option), GAFRI shall pay the Option Payment Amount as soon as practicable after such vesting dates in 2008, 2009, 2010 and 2011.
     (b) Effective as of the Effective Time, GAFRI shall take all action necessary to provide for the termination of its agent stock option plans or agreements and the extinguishment of all rights thereunder.
     Section 3.9 Cancellation of the Common Stock of GAC. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, $.001 par value per share, of GAC shall automatically be cancelled and all certificates evidencing ownership of such shares shall be void and of no effect.
     (a) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall mail (and make available for collection by hand) to each holder of record of a Certificate or Certificates (other than Certificates, if any, held by Parent, any Subsidiary of Parent, GAC, GAFRI or any GAFRI Subsidiary) (each, a “Holder”), (i) a letter of transmittal in customary form and approved by GAFRI prior to the Effective Time (which approval shall not be unreasonably withheld or delayed), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Surviving Corporation and which shall have such other customary provisions as Parent may specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Merger Consideration (pursuant to Section 3.7) to be received in cash by the Holder thereof pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent or the surrender of such GAFRI Common Stock on a book entry statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements), the Holder of such Certificate shall be entitled to receive promptly in exchange therefor the Per Share Merger Consideration for each share of GAFRI Common Stock formerly represented by such Certificate, payable in check to be mailed (or made available for collection by hand if so elected by the surrendering Holder of a Certificate within three (3) Business Days of receipt thereof), and the Certificate so surrendered shall be forthwith cancelled. No interest shall be paid or accrued for the benefit of Holders on the Merger Consideration payable upon the surrender of the Certificates. At the Effective Time, the stock transfer books of GAFRI shall be closed, and thereafter there shall be no further registration of transfers of shares of GAFRI Common Stock outstanding on the records of GAFRI. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive, without interest, the applicable portion of the Merger Consideration to which the Holder of such Certificate is entitled by virtue thereof. If Certificates are presented to GAFRI for transfer following the Effective Time, they shall be canceled against delivery of the applicable portion of the Merger Consideration to which the Holder of such Certificate is entitled to receive. All cash paid upon conversion of shares of GAFRI Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights of the respective Holders pertaining to such shares of GAFRI Common Stock.
     (b) No Liability. None of Parent, GAC, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
     (c) Transfer Taxes. If any Merger Consideration is to be remitted to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered Holder of the Certificate so surrendered, or shall establish to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

     (d) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Holder of a Certificate such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provisions of applicable state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing authority by the Surviving Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the Certificate in respect of which such deduction and withholding was made by the Surviving Corporation.
     (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may determine and direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the Holder thereof is entitled pursuant to this Agreement.
     (f) Adjustments to Prevent Dilution or Unjust Enrichment. If, prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of GAFRI Common Stock, there is a change in the number of shares of GAFRI Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of GAFRI Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.
     (g) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Constituent Corporations, the officers and directors of GAFRI and GAC will take all such action.
Section 3.10 Dissenting Shares.
     (a) For purposes of this Agreement, the term “Dissenting Shares” means any shares of GAFRI Common Stock with respect to which appraisal rights apply under Section 262 of the DGCL and held by a Holder who (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has demanded properly in writing fair value for such GAFRI Common Stock in accordance with Section 262 of the DGCL, and (iii) has not withdrawn such demand or otherwise lost such Holder’s right to receive the fair value of such Holder’s Dissenting Shares in accordance with Section 262 of the DGCL.
     (b) Notwithstanding any provision of this Agreement to the contrary, Holders of Dissenting Shares shall not be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL if such holders (i) fail to perfect, (ii) effectively withdraw or (iii) otherwise lose their rights to payment of fair value under the DGCL. If, after the Effective Time, any such Holder fails to perfect or effectively withdraws or otherwise loses such right, such Dissenting Shares shall thereupon be treated as if they had been canceled, extinguished and converted into, as of the Effective Time, and represent, the right to receive payment of the portion of the Merger Consideration to be paid therefor pursuant to Section 3.7, and such shares shall not be deemed to be Dissenting Shares. None of Parent, GAC, GAFRI or the Surviving Corporation shall be liable for any failure of any Holder of shares of GAFRI Common Stock to comply with such Holder’s duties under this Section 3.10.
     (c) Notwithstanding anything to the contrary contained in this Section 3.10, if (i) the Merger is rescinded or abandoned or (ii) stockholders of GAFRI revoke the authority to effect the Merger, then the right of any Holder to be paid the fair value of such Holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease.
     (d) GAFRI shall give Parent (i) prompt notice of any demands received by GAFRI for dissenters’ rights and withdrawals of such demands served pursuant to the DGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for dissenters’ rights under DGCL. GAFRI shall not, except with the prior written consent of Parent, make any payment (including, without limitation, any payment under Section 262 of the DGCL) with respect to any demands for valuation or offer to settle or settle any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GAFRI
     Except (i) as set forth in the corresponding section of the GAFRI Disclosure Schedule, it being understood that matters disclosed pursuant to one section of the GAFRI Disclosure Schedule shall be deemed disclosed with respect to any other section of the GAFRI Disclosure Schedule where it is apparent on its face that the matters so disclosed are applicable to such other sections (provided, however, that the mere inclusion of an item on the GAFRI Disclosure Schedule shall not be deemed to be an admission by GAFRI that such item is or was material or is or was required to be disclosed therein), or (ii) as expressly contemplated or permitted under this Agreement or any agreement contemplated hereby or thereby, GAFRI hereby represents and warrants to Parent and to GAC as follows:
     Section 4.1 Organization. GAFRI is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing (or the local law equivalent) or to have such power and authority could not reasonably be expected to have a GAFRI Material Adverse Effect. GAFRI is duly qualified or licensed to do business and is in good standing (or the local law equivalent) in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing (or the local law equivalent) could not reasonably be expected to have a GAFRI Material Adverse Effect. GAFRI has made available to Parent and GAC true and complete copies of GAFRI’s Certificate of Incorporation, as amended, in effect as of the date of this Agreement (the “GAFRI Certificate of Incorporation”) and GAFRI’s Bylaws in effect as of the date of this Agreement (the “GAFRI Bylaws”).
     Section 4.2 Authorization.

     (a) GAFRI has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions (subject, with respect to the Merger, to receipt of the GAFRI Stockholder Approval). The execution and delivery of this Agreement, the consummation by GAFRI of the Transactions, and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement and the Transactions have been approved by the GAFRI Board, and no other corporate proceedings on the part of GAFRI are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions (subject, with respect to the Merger, to receipt of the GAFRI Stockholder Approval) other than (i) with respect to the Merger, the filing with the SEC of a proxy statement with respect to, and the receipt of, the GAFRI Stockholder Approval, (ii) the filing of the Certificate of Merger as required by the DGCL, and (iii) such other filings as may be required under, and in compliance with the other applicable requirements of, the HSR Act, the Exchange Act and any other Applicable Law. This Agreement has been duly executed and delivered by GAFRI, and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and GAC, a valid and binding obligation of GAFRI enforceable against GAFRI in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (b) The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members, approved and declared this Agreement and the Transactions advisable and has determined that the Merger is fair to GAFRI’s stockholders other than Parent and its Affiliates. The GAFRI Board, at a meeting duly called and held: (i) has declared that the Merger is advisable; (ii) approved and adopted this Agreement and the Transactions and has determined that the Merger is fair to GAFRI’s stockholders other than Parent and its Affiliates; and (iii) has recommended approval by the stockholders of GAFRI of this Agreement and the Merger, subject to the right of the GAFRI Board to withdraw or modify its recommendation of this Agreement and the Merger.
     (c) Under Applicable Law and the GAFRI Certificate of Incorporation, the affirmative vote of a majority of the votes represented by the shares of GAFRI Common Stock outstanding on the record date, established by the GAFRI Board in accordance with the GAFRI Bylaws, Applicable Law and this Agreement, voting together as a single class, at the Special Meeting at which a quorum is present in accordance with GAFRI Bylaws and Applicable Law (the “GAFRI Stockholder Approval”) is the only vote of GAFRI’s stockholders required to approve this Agreement and the Transactions, including the Merger.
     Section 4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, the DGCL, state “blue sky” and securities or takeover laws, neither the execution, delivery or performance of this Agreement by GAFRI nor the consummation by GAFRI of the Transactions will (i) conflict with or result in any breach of any provision of the GAFRI Certificate of Incorporation or the GAFRI Bylaws or of the similar organizational documents of any Subsidiary of GAFRI, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, require the consent from or the giving of notice to a Third Party pursuant to, or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, any of the terms, conditions or provisions of any Contract to which GAFRI or any Subsidiary of GAFRI is a party or by which they or any of their assets is bound, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of GAFRI or any Subsidiary of GAFRI or (iv) violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which GAFRI or any Subsidiary of GAFRI is subject, excluding from the foregoing clause (ii) such conflicts, requirements, obligations, defaults, failures, breaches, rights or violations that could not reasonably be expected to have a GAFRI Material Adverse Effect.
     Section 4.4 Capitalization. (a) As of the date hereof, the authorized capital stock of GAFRI consists of (i) 100,000,000 shares of GAFRI Common Stock, and (ii) 25,000,000 shares of preferred stock, $1.00 par value per share (“GAFRI Preferred Stock”).
(a) (i) At the close of business on May 16, 2007, 47,774,881 shares of GAFRI Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; and,
     (ii) At the close of business on May 16, 2007, no shares of GAFRI Preferred Stock were issued and outstanding.
     (iii) At the close of business on May 16, 2007, there were 2,777,287 shares of GAFRI Common Stock reserved for issuance under Plans, 301,559 shares of GAFRI Common Stock reserved for issuance under the agent stock option plans. Except as set forth in the immediately preceding sentence, there are no options, warrants, calls, rights or agreements to which GAFRI is a party or by which it is bound obligating GAFRI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of GAFRI or obligating GAFRI to grant, extend or enter into any option, warrant, call, right or agreement, and there are no outstanding contractual rights, including (without limitation) “phantom” equity, stock appreciation, profit participation or similar plan rights, to which GAFRI is a party or by which GAFRI is bound the value of which is or are based on the value of the capital stock or other equity securities of GAFRI. There are no outstanding contractual obligations of GAFRI to repurchase, redeem or otherwise acquire any shares of GAFRI Common Stock or of GAFRI Preferred Stock.
     (iv) GAFRI has delivered to Parent a correct and complete list as of May 16, 2007 of each outstanding option (collectively, the “GAFRI Stock Options”) outstanding under any Plan, including the holder, date of grant, exercise price (if applicable), number of shares of GAFRI Common Stock subject thereto, GAFRI Stock Plan under which such GAFRI Stock Option or GAFRI Restricted Stock Award, as the case may be, was granted and, with respect to any GAFRI Stock Option, whether the option is vested and exercisable.
     (b) GAFRI does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of GAFRI on any matter.
     Section 4.5 Subsidiaries. Section 4.5 of the Disclosure Schedule sets forth the Material Subsidiaries of GAFRI. Each Material Subsidiary of GAFRI is duly authorized to conduct business and is in good standing (or the local law equivalent) under the laws of each jurisdiction where such qualification is required except where the failure to so qualify and be in good standing (or the local law equivalent) could not reasonably be expected to have a GAFRI Material Adverse Effect. Each Material Subsidiary of GAFRI has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it except where the failure to possess such licenses, permits and authorizations could not reasonably be expected to have a Material Adverse Effect. GAFRI has delivered to Parent correct and complete copies of the charter and bylaws of each Subsidiary of GAFRI (as amended to date). None of the Subsidiaries of GAFRI is in default under or in violation of any provision of its charter or bylaws. All of the issued and outstanding shares of capital stock of each Material Subsidiary of GAFRI have been duly authorized and are validly issued, fully paid, and nonassessable. One of GAFRI and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Material Subsidiary of GAFRI, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws or regulations), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of GAFRI and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Material Subsidiary of GAFRI to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Material Subsidiary of GAFRI. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Material Subsidiary of GAFRI. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each Material Subsidiary of GAFRI are correct and complete.
     Section 4.6 No Undisclosed Liabilities. Except (i) as set forth, reflected or reserved against in the balance sheet (including the notes thereto) of GAFRI as of December 31, 2006, (ii) for liabilities and obligations incurred since December 31, 2006 in the ordinary course of business consistent with past practice and not otherwise prohibited pursuant to this Agreement (none of which results from, arises out of, relates to or was caused by any breach of contract, tort, infringement or violation of Applicable Law) or (iii) for liabilities and obligations incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, neither GAFRI nor any Subsidiary of GAFRI has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for such liabilities and obligations which could not reasonably be expected to have a GAFRI Material Adverse Effect.
     Section 4.7 SEC Filings. GAFRI has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the SEC since December 31, 2004 (collectively, including any exhibits and schedules thereto and all documents incorporated by reference therein, the “GAFRI SEC Documents”). None of the GAFRI SEC

Documents (other than the financial statements and notes and schedules thereto contained therein, as to which representations and warranties are made in Section 4.8), as of their respective filing and effective dates (or, if amended prior to the date of this Agreement, as of the respective filing and effective dates of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such GAFRI SEC Documents (as amended prior to the date of this Agreement, if amended prior to the date of this Agreement) complied in form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed.
     Section 4.8 Financial Statements; No Undisclosed Liabilities.
     (a) The consolidated financial statements of GAFRI (including any notes and schedules thereto) included in the GAFRI SEC Documents (i) complied as of their respective dates as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and effectiveness thereof, (ii) were prepared in accordance with GAAP as in effect on the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved, (iii) are consistent, in all material respects, with the books and records of GAFRI and its Subsidiaries, and (iv) fairly present, in all material respects, the consolidated financial position of GAFRI and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end and audit adjustments which were not expected to be material in amount).
     (b) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of GAFRI included in its annual report on Form 10-K for the fiscal year ended December 31, 2006, (ii) as set forth, reflected or reserved against in any consolidated balance sheet (including the notes thereto) of GAFRI included in any other GAFRI SEC Documents filed with the SEC after the filing date of such annual report, (iii) for liabilities and obligations incurred since December 31, 2006 in the usual, regular and ordinary course of business consistent with past practice and not otherwise prohibited pursuant to this Agreement or (iv) for liabilities and obligations incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, neither GAFRI nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except in each case for such liabilities and obligations which could not reasonably be expected to have a GAFRI Material Adverse Effect.
     (c) The annual statement for the fiscal year ended December 31, 2006 of each Material Subsidiary that is an insurance company, copies of which have been made available to Parent prior to the date hereof, fairly present in all material respects each such Material Subsidiary’s respective financial condition as of the dates thereof and their respective results of operations and cash flows for the periods then ended in conformity with SAP, except as may be reflected in the notes thereto and subject to normal year-end adjustments. The other information contained in such annual statements presents in all material respects the information required to be contained therein in conformity with SAP consistently applied.
     Section 4.9 Proxy Statement. None of the information contained in the Proxy Statement (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to GAFRI’s stockholders, at the time of the Special Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by GAFRI with respect to statements made or omitted in the Proxy Statement relating to Parent, GAC or their respective Affiliates based on information supplied in writing by Parent, GAC or their respective Affiliates for inclusion in the Proxy Statement.
     Section 4.10 Absence of Material Adverse Changes, etc. Other than as disclosed in the GAFRI SEC Filings and in connection with or arising out of this Agreement, and the transactions and other agreements contemplated hereby, since December 31, 2006, each of GAFRI and each Subsidiary of GAFRI has conducted its business in all material respects only in the ordinary course consistent with past practice, and there has not been (i) a GAFRI Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any change in accounting methods, principles or practices by GAFRI or any of its Subsidiaries, except for such changes required by changes in GAAP or in SAP, as applicable, (v) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by GAFRI or any Subsidiary of GAFRI which is not covered by insurance or (vi) any material amendment of any of the Plans of GAFRI.
     Section 4.11 Environmental Matters. Except as disclosed in the GAFRI SEC Filings: (i) GAFRI and its Subsidiaries are in compliance with all applicable Environmental Laws, (ii) the operations of GAFRI and its Subsidiaries have not resulted in any contamination of any property currently owned or operated by GAFRI or any of its Subsidiaries (including soils, groundwater or surface water) with any Hazardous Substance which contamination would require remediation pursuant to any Environmental Law, (iii) to the Knowledge of GAFRI, no property currently or formerly owned or operated by GAFRI or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation which contamination would require remediation pursuant to any Environmental Law, (iv) to the Knowledge of GAFRI, GAFRI and its Subsidiaries have not arranged for the treatment or disposal of any Hazardous Substance on any Third Party property undergoing cleanup pursuant to Environmental Laws, (v) neither GAFRI nor any of its Subsidiaries have received any written notice, demand, letter, claim or request for information alleging that GAFRI or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law and (vi) neither GAFRI nor any of its Subsidiaries are subject to any written order, decree, injunction or indemnity with any Governmental Entity or any Third Party relating to liability under any Environmental Law or relating to Hazardous Substances. This Section 4.11 sets forth the sole representations and warranties of GAFRI with respect to environmental or workplace health or safety matters, including all matters arising under Environmental Laws.

     Section 4.12 Employee Benefit Plans.
     (a) GAFRI does not sponsor or maintain any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (the “Plans”) other than, or in addition to, the “employee benefit plans” which are sponsored and maintained by Parent and in which GAFRI participates. GAFRI has no legally binding plan or commitment to create any additional Plan or modify or change any existing Plan that would be reasonably expected to result in material liabilities to GAFRI, except as may be required by Applicable Law or to avoid adverse tax consequences under Section 409A of the Code.
     (b) With respect to any Plans that were sponsored or maintained by GAFRI prior to GAFRI’s participation in Plans sponsored or maintained by AFG (the “Prior Plans”), GAFRI has not incurred and does not reasonably expect to incur (i) any material liability under Title IV of ERISA, including any such liability arising out of proceedings instituted by the PBGC, or (ii) any material liability under Title I of ERISA. No Prior Plan is a “multiemployer plan” (as such term is defined in section 3(37) of ERISA).
     (c) No employee, director or consultant of GAFRI or any Subsidiary of GAFRI is or will become entitled to death or medical post-employment benefits by reason of service to GAFRI or its Subsidiaries, other than coverage mandated by section 4980B of the Code or similar state law, where the payment of any such benefits would reasonably be expected to have a GAFRI Material Adverse Effect.
     Section 4.13 Litigation; Compliance with Laws.
     (a) As of the date of this Agreement, except as disclosed in the GAFRI SEC Filings, there is no action, suit, proceeding or investigation pending or, to the Knowledge of GAFRI, threatened against GAFRI or any Subsidiary of GAFRI that could reasonably be expected to have a GAFRI Material Adverse Effect.
     (b) Each of the GAFRI and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.
     Section 4.14 Intellectual Property. Except for software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms, GAFRI and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, “Intellectual Property Rights”) as are necessary in connection with the business of GAFRI and its Subsidiaries, taken as a whole, except where the failure to so own or have a valid right to use such Intellectual Property Rights could not reasonably be expected to have a GAFRI Material Adverse Effect. Neither GAFRI nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any Third Party, except where such infringement, misappropriation or violation could not reasonably be expected to have a GAFRI Material Adverse Effect. To the

Knowledge of GAFRI, no Third Party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to GAFRI or any of its Subsidiaries, except where such infringement, misappropriation or violation could not reasonably be expected to have a GAFRI Material Adverse Effect.
     Section 4.15 Labor and Employment. To the Knowledge of GAFRI, GAFRI and its Subsidiaries are in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, except for such violations which could not reasonably be expected to have a GAFRI Material Adverse Effect. Neither GAFRI nor any of its Subsidiaries has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and no such investigation is in progress which could reasonably be expected to have a GAFRI Material Adverse Effect.
     Section 4.16 Opinion of Financial Advisors. The Special Committee has received the opinion of its independent financial advisors, Cochran Caronia Waller, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the stockholders of GAFRI other than Parent and its Affiliates.
     Section 4.17 Finders’ and Other Fees. Except for Cochran Caronia Waller, there is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized to act on behalf of, the GAFRI Board, GAFRI, or any employee or consultant of GAFRI, that would be entitled to any fee, commission, sale bonus or similar payment from the GAFRI Board, GAFRI, Parent, GAC or any of Parent’s or GAC ‘s Affiliates upon consummation of the Transactions.
     Section 4.18 State Takeover Statutes. The GAFRI Board has approved and adopted this Agreement and the Transactions, including the Merger, and to the extent such statutes are applicable, has taken all action necessary to render all State takeover statute or similar charter or bylaw provisions inapplicable to the Merger, the execution and delivery of this Agreement or the consummation of the Transactions.
     Section 4.19 Reserves. The loss and loss adjustment expense reserves of GAFRI and the Subsidiaries reflected on GAFRI’s December 31, 2006 balance sheet included in the financial statements that are in GAFRI SEC Documents have been prepared in accordance with loss reserving standards and principles accepted for use in the preparation of GAAP financial statements and the loss and loss adjustment expense reserves of the Subsidiaries of GAFRI that are insurance companies reflected on their respective December 31, 2005 balance sheets included in their annual statements filed with the respective insurance departments of their domiciliary states have been prepared in accordance with SAP, applied on a consistent basis, except where such accounting practices have been amended, supplemented or otherwise prescribed by the appropriate Governmental Authority.
     Section 4.20 [Reserved]
     Section 4.21 Investment Company. GAFRI is not an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

     Section 4.22 No Downgrading of Rating. As of the date hereof, there has not occurred any downgrading since January 1, 2006, nor has GAFRI become aware of any pending or threatened downgrading, of GAFRI’s or any of its Subsidiaries’ rating by A.M. Best.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND GAC
     Each of Parent and GAC (each, an “Acquiror Entity”; together, the “Acquiror Entities”) hereby jointly and severally represents and warrants to GAFRI as follows (such representations and warranties of GAC to be true, correct and complete as of the date that GAC executes and delivers the Agreement to GAFRI):
     Section 5.1 Organization. Each Acquiror Entity is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority and all necessary governmental approval to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have an Acquiror Entity Material Adverse Effect. Each Acquiror Entity is duly qualified or licensed to do business and is in good standing (or the local law equivalent) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing (or the local law equivalent) could not reasonably be expected to have an Acquiror Entity Material Adverse Effect.
     Section 5.2 Authorization. Each Acquiror Entity has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement, the consummation by the Acquiror Entities of the Transactions, and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved and adopted by the Board of Directors of each Acquiror Entity, and no other corporate proceedings (such as approval by the stockholders of Parent) on the part of either Acquiror Entity are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger as required by the DGCL). Parent, as the sole stockholder of GAC, has approved and adopted this Agreement and the Transactions, including the Merger. This Agreement has been duly executed and delivered by each Acquiror Entity and constitutes, assuming due authorization, execution and delivery of this Agreement by GAFRI, a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     Section 5.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, the DGCL, the Exchange Act, state blue sky and securities or takeover laws, neither the execution, delivery or performance of this Agreement by each Acquiror Entity nor the consummation by each Acquiror Entity of the Transactions will (i)

conflict with or result in a breach of any provision of the charter or bylaws of such Acquiror Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, vesting, amendment, cancellation or acceleration or impose on either of the Acquiror Entities any obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Contract to which any Acquiror Entity is a party or by which it or its assets is bound, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of either Acquiror Entity or (iv) violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which such Acquiror Entity is subject, excluding from the foregoing clause (ii) such conflicts, requirements, defaults, failures, breaches, rights or violations that could not reasonably be expected to have an Acquiror Entity Material Adverse Effect.
     Section 5.4 Proxy Statement. None of the information relating to the Acquiror Entities and supplied by either Acquiror Entity or its respective Affiliates specifically for inclusion in the Proxy Statement (and any amendments thereof or supplements thereto) will, at the time of the mailing of the Proxy Statement to the stockholders of GAFRI, at the time of the Special Meeting, and as of the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by any Acquiror Entity with respect to statements contained in the Proxy Statement relating to GAFRI.
     Section 5.5 Brokers. No broker, finder or investment banker has been retained by, or is authorized to act on behalf of Parent or GAC, and is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by either Acquiror Entity.
     Section 5.6 Sufficient Funds. Parent has, and at all times will continue to have, sufficient funds available to pay the Merger Consideration and to perform its other obligations pursuant to this Agreement.
     Section 5.7 No Prior GAC Operations. GAC was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
ARTICLE VI
COVENANTS OF THE PARTIES
     Section 6.1 Conduct of the Business of GAFRI. During the period from the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, GAFRI agrees, as to itself and each of its Subsidiaries, that (except as (i) expressly permitted or required by any other provision of this Agreement, (ii) as set forth in Section 6.1 of the GAFRI Disclosure Schedule, (iii) as required by any Applicable Law, (iv) as required by a Governmental Entity of competent jurisdiction, (v) to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):
     (a) Ordinary Course. GAFRI and each of its Subsidiaries shall in all material respects carry on its business in the usual, regular and ordinary course and consistent with past practice. Without limiting the foregoing, GAFRI and each of its Subsidiaries shall use commercially reasonable efforts to preserve substantially intact its present line of business, maintain its rights and franchises and preserve substantially intact its current relationships with customers, suppliers and others having business dealings with it and keep available the services of its present officers and employees, in each case to the end that its ongoing business shall not be impaired in a manner that would reasonably be expected to have a GAFRI Material Adverse Effect at the Effective Time.
     (b) Dividends; Changes in Share Capital. GAFRI shall not and shall not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly-owned Subsidiaries of GAFRI), (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
     (c) Issuance of Securities. GAFRI shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock, other than (i) the issuance of shares of GAFRI Common Stock (1) upon the exercise of GAFRI Stock Options outstanding on the date of this Agreement in accordance with the terms of GAFRI Stock Option Plans in effect as of the date of this Agreement, (2) to directors for payment of a portion of their directors’ fees consistent with GAFRI’s past practice, (3) pursuant to the 401(k) Savings Plan or (4) under the Employee Stock Purchase Plan and the Agent Stock Purchase Plan or (ii) issuances by a wholly-owned Subsidiary of GAFRI of capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of GAFRI.
     (d) Governing Documents. GAFRI shall not amend or restate the GAFRI Certificate of Incorporation or the GAFRI Bylaws.
     (e) No Liens. GAFRI shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise consensually incur any Lien on any asset other than Liens (i) incurred in the usual, regular and ordinary course of business consistent with past practice and (ii) which could not reasonably be expected to have a GAFRI Material Adverse Effect.
     (f) Compensation; Severance. Except (i) as required by Applicable Law, (ii) to satisfy contractual obligations existing on the date hereof or (iii) in the usual, regular and ordinary course of business consistent with past practice, GAFRI shall not and shall not permit any Subsidiary to, (1) pay or commit to pay any severance or termination pay other than severance or termination pay that GAFRI or a Subsidiary agreed to pay prior to the date hereof, (2) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director or officer or key employee of GAFRI or any Subsidiary, (3) increase or commit to increase in any material respect any employee benefits payable to any director, officer or employee of GAFRI or any Subsidiary, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except as required by an existing Plan or Applicable Law), including any acceleration of vesting of stock options or (4) adopt or make any commitment to adopt any additional employee benefit plan.
     (g) Certain Prohibited Actions. GAFRI shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(h) of this Section 6.1, except as otherwise permitted by this Agreement.
Section 6.2 Stockholders’ Meeting; Proxy Material.
     (a) Subject to the next two sentences of this Section 6.2(a), GAFRI shall, acting through the GAFRI Board and in accordance with Applicable Law and the GAFRI Certificate of Incorporation and the GAFRI Bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and shall use reasonable efforts to solicit proxies in favor of approval of this Agreement and the Merger. The GAFRI Board and its Special Committee shall recommend that holders of shares of GAFRI Common Stock vote to adopt this Agreement and to approve the Merger; provided, however, that, notwithstanding anything in this Agreement to the contrary, the GAFRI Board or its Special Committee may determine (i) not to make or may withdraw, modify or change in any manner adverse to Parent or GAC such recommendation (a “Change in Recommendation”) and (ii) not to solicit proxies in favor of approval of this Agreement , Merger and the Transactions.
     (b) As promptly as practicable following the execution of this Agreement, GAFRI shall prepare and file with the SEC a proxy statement relating to the approval of the Merger by GAFRI’s stockholders (as amended or supplemented, the “Proxy Statement”). Parent, GAC and GAFRI shall cooperate with each other in connection with the preparation of the Proxy Statement. GAFRI will use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.
     (c) GAFRI shall as promptly as practicable notify Parent and GAC of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. Subject to the last two sentences of Section 6.2(a), GAFRI will use its commercially reasonable best efforts to cause the Proxy Statement to be mailed to GAFRI’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. GAFRI shall cooperate and provide Parent and GAC with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by GAFRI with the SEC and disseminated by GAFRI to the stockholders of GAFRI.
     Section 6.3 No Solicitation. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, GAFRI shall not (whether directly or indirectly through Affiliates, advisors, agents or other intermediaries), and GAFRI shall direct and cause its and its Subsidiaries’ respective officers, directors, Affiliates, advisors, representatives or other agents of GAFRI not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal that constitutes an Acquisition Proposal, or (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to GAFRI or its Subsidiaries or afford access to the properties, books or records of GAFRI or its Subsidiaries to, any Person.
     Section 6.4 Director and Officer Liability.
     (a) Parent shall, or shall cause the Surviving Corporation to, honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees or agents of GAFRI (the “Indemnitees”) as provided in their respective charters (or similar constitutive documents) or bylaws or in any indemnification agreement set forth in Section 6.4 of the GAFRI Disclosure Schedule and all such rights shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by Applicable Law or the Indemnitee affected thereby otherwise consents in writing thereto.
     (b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person covered at or prior to the Effective Time by GAFRI’s officers’ and directors’ liability insurance policy maintained by GAFRI and in effect as of the date hereof on terms with respect to coverage and amount no less favorable than those of the policy in effect on the date hereof and described in Section 6.4 of the GAFRI Disclosure Schedule.
     (c) This Section 6.4 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.
     (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section

6.4, and none of the actions described in clause (i) or (ii) of this sentence shall be taken until such provision is made.
     (e) The obligations of GAFRI and the Surviving Corporation under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.4 applies without the consent of such affected Indemnitee.
     Section 6.5 Certain Filings. Parent, GAC and GAFRI shall cooperate with one another (i) in connection with the preparation and filing of the Proxy Statement, (ii) in connection with the preparation and filing of the Schedule 13E-3 by Parent, (iii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from any non-governmental Third Parties to any GAFRI Material Contracts, in connection with the consummation of the Transactions and (iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 6.5, GAFRI shall, and GAC shall, cause Parent (as their “ultimate parent entity”) to file, if required, with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the Transactions within ten (10) Business Days of the date of this Agreement, and, subject to Section 6.5(c), each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization that is necessary to enable the parties to consummate the Transactions. Further, without limiting the provisions of this Section 6.5, Parent shall promptly make any and all other filings and submissions of information with the Insurance Regulatory Authorities which are required or requested by Insurance Regulatory Authorities to obtain the approvals required by such Insurance Regulatory Authorities to consummate the Transactions. GAFRI agrees to furnish Parent with such information and reasonable assistance as Parent may reasonably request in connection with its preparation of the Form A filings and other filings or submissions. Parent shall keep GAFRI apprised on a timely basis in reasonable detail of its actions with respect to all such filings and submissions and shall provide GAFRI with copies of any Form A filings and other filings or submissions in connection with the transactions contemplated by this Agreement.
     (a) Subject to Section 6.5(c), (i) GAFRI, Parent and GAC shall each use its best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transactions as violative of any Regulatory Law, GAFRI, Parent and GAC shall each cooperate in all respects and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by pursuing all reasonable avenues of administrative and judicial appeal.
     (b) Each of GAFRI, Parent and GAC shall (i) subject to any restrictions under any Regulatory Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission and the Antitrust Division of the Department of Justice) with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity, (ii) unless required by Applicable Law, not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable, (iii) subject to any restrictions under any Regulatory Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine) and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law.
     Section 6.6 Best Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing shall limit a party’s right to terminate the Agreement pursuant to Section 8.1 hereunder so long as such party has until such date complied with its obligations under this Agreement
     Section 6.7 Public Announcements. None of GAFRI, Parent, GAC, or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior approval of the other parties, except to the extent required by law or by any listing agreement with, or the policies of, a national securities exchange and after reasonable prior notice to the other parties hereto.
     Section 6.8 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Transactions, each of GAFRI, Parent and GAC shall use its respective reasonable best efforts to secure such approvals and will take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Transactions.
     Section 6.9 Certain Notifications. Between the date hereof and the Effective Time, GAFRI shall promptly notify Parent and GAC of (i) any notice or other communication from any

Person alleging that the consent of such Person is or may be required in connection with the Transactions, other than where the failure to obtain such consent could not reasonably be expected to have a GAFRI Material Adverse Effect, (ii) any notice or communication from any Governmental Entity in connection with the Transactions and (iii) any action, suit, charge, complaint, grievance or proceeding commenced or, to GAFRI’s Knowledge, threatened against GAFRI which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or which relates to the consummation of the Transactions. Between the date hereof and the Effective Time, Parent and GAC shall promptly notify GAFRI of any action, suit, charge, complaint, grievance or proceeding commenced or, to the Knowledge of Parent or GAC, threatened against Parent or GAC which relates to the consummation of the Transactions. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VII.
     Section 6.10 Third Party Consents. Between the date hereof and the Effective Time, GAFRI shall use commercially reasonable efforts to obtain the third party consents set forth in Section 4.3 of the GAFRI Disclosure Schedule.
     Section 6.11 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the GAFRI Common Stock from the New York Stock Exchange and terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.
     Section 6.12 Guarantee of GAFRI Indebtedness. Parent shall execute any and all documents deemed necessary or advisable in the opinion of Parent or its counsel in order to guarantee, effective as of the Effective Time, the indebtedness listed on Exhibit 6.12 of GAFRI and GAFRI’s Subsidiaries.
     Section 6.13 Formation of GAC. Parent shall duly form GAC as a wholly owned subsidiary of Parent incorporated in the State of Delaware and shall cause GAC to execute and deliver this Agreement prior to the Closing. For the avoidance of doubt, the failure of GAC to execute this Agreement on the date hereof shall not call into question the binding and enforceable nature of this Agreement among those parties who have executed and delivered this Agreement as of the date hereof. Parent shall cause the Board of Directors of GAC to approve and adopt this Agreement and shall vote its shares or consent in writing to the adoption of this Agreement in its capacity as the sole stockholder of GAC.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of GAFRI, Parent and GAC to effect the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:
     (a) The GAFRI Stockholder Approval shall have been obtained at the Special Meeting.

     (b) The waiting period applicable to the consummation of the Merger under the HSR Act, if any, and under any other Applicable Laws shall have expired or been terminated, and if the SEC shall have reviewed and/or provided comments to the Proxy Statement, such comments and any related issues or matters with the SEC shall have been resolved.
     (c) Other than the filing provided for in Section 2.3, all notices, reports and other filings required to be made prior to the Effective Time by GAFRI or Parent or any of its Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by GAFRI or Parent or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other Transactions by GAFRI, Parent and GAC shall have been made or obtained (as the case may be).
     (d) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Merger, and no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such judgment, decree, injunction or other order to prohibit the consummation of the Merger.
     Section 7.2 Conditions to GAFRI’s Obligation to Effect the Merger. The obligation of GAFRI to effect the Merger shall be further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:
     (a) The representations of Parent and GAC contained in the first sentence of Section 5.1 (Organization) and in Section 5.2 (Authorization) shall be true and correct in all respects with regard to any such representations containing the qualifications “materially” or “material” or any other qualifications based on such terms or based on the defined term Acquiror Entity Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). The representations and warranties of Parent and GAC contained in this Agreement other than those listed in the preceding sentence shall be true and correct in all respects when made and as of the Effective Time as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Acquiror Entity Material Adverse Effect,” except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have an Acquiror Entity Material Adverse Effect.
     (b) Parent and GAC shall have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by them at or prior to the Effective Time pursuant to the terms hereof.
     (c) GAFRI shall have received certificates signed on behalf of Parent and GAC by an executive officer of each of Parent and GAC, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
     Section 7.3 Conditions to Parent’s and GAC’s Obligations to Effect the Merger. The obligations of Parent and GAC to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by Applicable Law, the waiver on or prior to the Closing of each of the following conditions:
     (a) The representations of GAFRI contained in the first sentence of Section 4.1 (Organization), in Section 4.2 (Authorization) and in Section 4.4 (Capitalization) shall be true and correct in all respects with regard to any such representations containing the qualifications “materially” or “material” or any other qualifications based on such terms or based on the defined term GAFRI Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). The representations and warranties of GAFRI contained in this Agreement other than those listed in the preceding sentence shall be true and correct in all respects when made and as of the Effective Time as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “GAFRI Material Adverse Effect,” except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have a GAFRI Material Adverse Effect.
     (b) GAFRI shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.
     (c) Parent and GAC shall have received certificates signed on behalf of GAFRI by an executive officer of GAFRI, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after obtaining GAFRI Stockholder Approval, by action taken by the Board of Directors of the terminating party or parties:
     (a) by mutual written consent of Parent and GAFRI;

     (b) by GAFRI or Parent, if the Closing shall not have occurred on or before September 30, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;
     (c) by GAFRI or Parent, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable;
     (d) by GAFRI or Parent, if at the Special Meeting or any adjournment thereof the GAFRI Stockholder Approval shall not have been obtained;
     (e) by GAFRI, if there is a breach by Parent or GAC of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by Parent or GAC, as the case may be, of written notice from GAFRI of such breach;
     (f) by Parent, if there is a breach by GAFRI of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by GAFRI of written notice from Parent and GAC of such breach; or
     (g) by Parent, if the GAFRI Board or any committee (including the Special Committee) thereof shall have effected a Change in Recommendation.
The party desiring to terminate this Agreement shall give written notice of such termination to the other party.
     Section 8.2 Effect of Termination. If this Agreement is terminated by either GAFRI, or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of GAFRI, Parent or GAC or their respective officers or directors, except as provided in this Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither GAFRI nor Parent or GAC shall be relieved or released from any liabilities or damages arising out of any willful or knowing breach of this Agreement.
     Section 8.3 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered in fully legible form, to such address, (ii) in the case of any nationally recognized express mail service, one (1) Business Day shall have elapsed after the same shall have been deposited with such service or (iii) if by fax, on the day on which such fax was sent; provided, that a copy is sent the same day by overnight courier or express mail service.
If to GAFRI, to:
Great American Financial Resources, Inc.
250 East Fifth Street, 10th Floor
Cincinnati, Ohio 45202
Attention: Mark F. Muething, Esq.
Telephone: (513) 333-5515
Facsimile: (513) 357-3397
with a copy (which shall not constitute notice) to:
Squire Sanders & Dempsey LLP
312 Walnut Street, Suite 3500
Cincinnati, Ohio 45202
Attention: Stephen C. Mahon, Esq.
Telephone: (513) 361-1200
Facsimile: (513) 361-1201
If to Parent or GAC, to:
c/o American Financial Group, Inc.
One East Fourth Street, Ninth Floor
Cincinnati, Ohio 45202
Attention: James C. Kennedy, Esq.
Telephone: (513) 579-2538
Facsimile: (513) 579-0108
with a copy (which shall not constitute notice) to:
Keating Muething & Klekamp PLL
One East Fourth Street
Suite 1400
Cincinnati, Ohio 45202
Attention: Edward E. Steiner, Esq.
Telephone: (513) 579-6467
Facsimile: (513) 579-6457.
     Section 9.2 Non-Survival of Representations, Warranties and Covenants. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or, except as provided in Section 8.2, the termination and abandonment of this Agreement pursuant to Section 8.1 hereunder. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.
     Section 9.3 Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, a reference herein: (i) to an Article or Section means an Article and Section of this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
     Section 9.4 Amendments, Modification and Waiver.
     (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Boards of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by GAFRI, Parent and GAC or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that, after GAFRI Stockholder Approval has been obtained, there shall not be made any amendment that by Applicable Law requires further approval by GAFRI’s stockholders without such further approval.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity.
     Section 9.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that none of GAFRI, Parent or GAC may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part (whether by operation of law or otherwise), without the consent of the other parties hereto. Notwithstanding anything to the contrary herein, Parent may assign any of its rights hereunder to any Subsidiary of Parent.
     Section 9.6 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, and to seek an injunction or injunctions to prevent a breach of this Agreement.

     Section 9.7 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).
     (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts located in the City of Cincinnati, Ohio in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7(c).
     Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto, and the application of such other conditions and provisions to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
     Section 9.9 Third Party Beneficiaries. Except as provided in Section 6.4, this Agreement is solely for the benefit of GAFRI and its successors and permitted assigns, with respect to the obligations of Parent and GAC under this Agreement, and for the benefit of Parent and GAC, and their respective successors and permitted assigns, with respect to the obligations of GAFRI under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.
     Section 9.10 Entire Agreement. This Agreement, including the recitals, exhibits and schedules hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.
     Section 9.11 Counterparts; Fax Signatures; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures in order to expedite the Closing, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the Transactions contemplated by this Agreement based on the fact that a signature was sent by fax. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
(Remainder of page intentionally blank; signature page follows.)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN FINANCIAL GROUP, INC.
By:	/s/ James C. Kennedy
Name: James C. Kennedy
Title: Vice President

GAFRI ACQUISITION CORP.
By:	/s/ James C. Kennedy
Name: James C. Kennedy
Title: Vice President

GREAT AMERICAN FINANCIAL RESOURCES, INC.
By:	/s/ Mark F. Muething
Name: Mark F. Muething
Title: Executive Vice President